Exhibit 10.1.9

EIGHTH LEASE MODIFICATION AGREEMENT

EIGHTH LEASE MODIFICATION AGREEMENT (hereinafter called this “Agreement”) dated as of the 17th day of November, 2009 between BROOKFIELD PROPERTIES OLP CO. LLC, having an office c/o Brookfield Financial Properties, L.P., Three World Financial Center, 200 Vesey Street, 11th Floor, New York, New York 10281-1021 (hereinafter called “Landlord”), and ARCH INSURANCE COMPANY, a Missouri corporation, having an office at One Liberty Plaza, 165 Broadway, New York, New York 10006 (hereinafter called “Tenant”).

W I T N E S S E T H:

WHEREAS:

A.                                   Landlord and Tenant have heretofore entered into a certain lease dated September 26, 2002, as amended by that certain First Lease Modification Agreement (hereinafter called the “First Modification”) dated as of May 7, 2003, by that certain Second Lease Modification Agreement (hereinafter called the “Second Modification”) dated as of July 31, 2003, by that certain Third Lease Modification Agreement (hereinafter called the “Third Modification”) dated as of February 18, 2004, by that certain Fourth Lease Modification Agreement (hereinafter called the “Fourth Modification”) dated as of May 13, 2004, by that certain Substitution of Storage Space Agreement (hereinafter called the “Storage Substitution Agreement”) dated as of September 30, 2004, by that certain Fifth Lease Modification Agreement dated as of December 15, 2005 (hereinafter called the “Fifth Modification”); by that certain Sixth

Lease Modification Agreement dated as of March 29, 2007 (hereinafter called the “Sixth Modification”) and by that certain Consent to Sublease, Non-Disturbance Agreement and Seventh Lease Modification Agreement dated as of July 21, 2008 (hereinafter called the “Seventh Modification”; such lease, as the same has been and may hereafter be further amended, being hereinafter called the “Lease”), with respect to the entire rentable area of the sixteenth (16th), seventeenth (17th) and fifty-third (53rd) floors (hereinafter called the “53rd Floor Premises”) and certain storage space (hereinafter called the “2004 Storage Space”) located on the concourse level (such space being hereinafter collectively called the “Existing Premises”), in the building known as One Liberty Plaza, 165 Broadway, New York, New York (hereinafter called the “Building”) for a term expiring on January 31, 2014 (hereinafter called the “Expiration Date”), or on such earlier date upon which the term may expire or be terminated pursuant to any conditions of limitation or other provisions of the Lease or pursuant to law; and

B.                                     Landlord and Tenant hereby desire to modify the Lease to provide for the inclusion therein of additional space located on the twenty-ninth (29th) floor of the Building (hereinafter called the “29th Floor Premises”) and the extension of the term of the Lease with respect only to the 53rd Floor Premises, the 2004 Storage Space and the 29th Floor Premises, upon and subject to the terms and conditions hereinafter more particularly set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       DEFINED TERMS.  All capitalized terms contained in this Agreement and not otherwise defined herein shall, for purposes hereof, have the same meanings ascribed to them in the Lease.

2.                                       29TH FLOOR PREMISES.  Effective during the period commencing on the date (hereinafter called the “29th Floor Premises Inclusion Date”) upon which Landlord and Tenant shall have executed this Agreement, a fully-executed counterpart of this Agreement shall have been delivered to Tenant and Landlord shall have substantially completed the work described on Exhibit A annexed hereto (hereinafter called “Landlord’s 29th Floor Work”), or such earlier date on which Landlord would have substantially completed Landlord’s 29th Floor Work but for days of Demolition Delay (calculated on a day-for-day basis), and ending on the last day of the month in which occurs the day immediately preceding the ten (10) year, six (6) month anniversary of the 29th Floor Premises Inclusion Date (hereinafter called the “Extended Expiration Date”), there shall be added to and included in the Existing Premises the following additional space in the Building, to wit:

The portion of the twenty-ninth (29th) floor of the Building, substantially as shown hatched on the floor plan annexed hereto as Exhibit B (hereinafter called the “29th Floor Premises”), which Landlord and Tenant agree for purposes hereof shall be deemed to contain 19,781  rentable square feet.

Landlord does hereby lease to Tenant and Tenant does hereby hire from Landlord the 29th Floor Premises subject and subordinate to all superior leases and superior mortgages as provided in the Lease and upon and subject to all the covenants, agreements, terms and conditions of the Lease as supplemented by this Agreement (other than Section 38.05 of the Lease, Paragraphs 4, 5, 6 and 8 of the First Modification, Paragraphs 5, 6, 7(b), 8 and 10 of the Second Modification, Paragraphs 4, 5, 6, 7 and 8 of the Third Modification, Paragraphs 4, 5 and 7 of the Fourth Modification, Paragraphs 4, 5, 7 and 8 of the Storage Substitution Agreement, Paragraphs 5, 6, 7 and 9 of the Fifth Lease Modification, Paragraphs 5, 6, 7 and 9 of the Sixth Lease Modification and Paragraph 8 of the Seventh Lease Modification).  From and after the 29th Floor Premises Inclusion Date, the term “Premises” as defined in the Lease will be deemed to include the Existing Premises and the 29th Floor Premises.  Tenant shall execute and deliver to Landlord such documents that Landlord may reasonably request to acknowledge the occurrence of the 29th Floor Premises Inclusion Date; provided, however, that the failure of Landlord to request, or the failure of Tenant to execute, such documentation shall have no effect whatsoever on the obligations of Tenant or Landlord hereunder.

Landlord’s 29th Floor Work shall be deemed to be substantially completed notwithstanding that minor or non-material details of construction, mechanical adjustment or decoration are not finally completed, provided same do not materially interfere with the ordinary conduct of Tenant’s business in the Premises and provided that such minor or non-material details shall be completed by Landlord within a reasonable time thereafter.  Promptly after the completion of Landlord’s 29th Floor Work and Tenant’s request for PW1 Plan/Work Approval Application stamp, Landlord shall provide Tenant with an ACP-5 Inspection Certificate.

In addition to Landlord’s 29th Floor Work, Landlord, (i) concurrently with the performance by Tenant of Tenant’s 29th Floor Work, shall perform a cosmetic refurbishment of the core restrooms of the twenty-ninth (29th) floor of the Building and (ii) reasonably promptly following the completion by Tenant of Tenant’s 29th Floor Work and the taking of occupancy by Tenant of the 29th Floor Premises for the conduct of its business, shall perform a cosmetic refurbishment of the common corridor of the twenty-ninth (29th) floor of the Building.  The scope of the corridor refurbishment shall consist of new Building-standard paint and carpet, and the scope of the refurbishment of the core restrooms shall consist of new ceilings and lighting, vanities, stall enclosures and a cleaning, sealing and grouting of existing tile.  The performance by Landlord of the refurbishment work discussed in this paragraph shall not be a precondition to the occurrence of the 29th Floor Premises Inclusion Date, and Tenant shall not be entitled to any diminution of any of its obligations under the Lease, as modified hereby, as a result of any inconvenience caused to Tenant by the performance of such refurbishment work.

Subject to a day-for-day extension due to any delays caused by casualty, condemnation, the acts of Tenant or Tenant’s agents, contractors or employees, and/or events of a nature described in Section 35.04(a) of the Lease, if the 29th Floor Premises Inclusion Date does not occur by the five (5) month anniversary of the date hereof (hereinafter called the “Outside Termination Date”), then Tenant shall have the right to give a notice to Landlord (hereinafter called a “Termination Notice”) within ten (10) Business Days after the Outside Termination Date (time being of the essence with respect to giving of such Termination Notice) to the effect that Tenant is electing to terminate the Lease with respect only to the 29th Floor Premises.  If Tenant timely gives a Termination Notice and Landlord does not cause the 29th Floor Premises Inclusion Date to occur within thirty (30) days thereafter, then: (i) this Agreement shall terminate and be of no force or effect, (ii) neither party shall have any further obligation or liability to the other under this Agreement (except that the provisions of Paragraph 13 hereof shall survive such termination of this Agreement) and (iii) the Lease shall continue in full force and effect, unmodified by this Agreement.

Notwithstanding anything to the contrary contained herein or in Paragraph 1 of Exhibit A annexed hereto, Landlord’s demolition of the Premises shall be performed in accordance with a demolition plan submitted by Tenant within a reasonable period of time after the execution and delivery of this Agreement, and reasonably approved by Landlord, provided that Tenant shall reimburse Landlord, as Additional Charges, for the incremental additional costs, if any, incurred by Landlord in performing a selective demolition (herein called a “Selective Demolition”) as opposed to a complete demolition of the 29th Floor Premises and each additional day, if any, that it takes Landlord to perform a Selective Demolition as opposed to a complete demolition shall constitute a Demolition Delay (as such term is hereinafter defined).  Landlord shall use commercially reasonable efforts to approve or disapprove the demolition plan submitted by Tenant within two (2) Business Days following its receipt by Landlord.  Each of the following shall constitute a Demolition Delay: (i) each day following the date hereof beyond which Tenant submits for Landlord’s approval its proposed demolition plan, (ii) each day consumed by Landlord’s review of Tenant’s demolition plan, Tenant’s preparation of a revised demolition plan if its initial demolition plan is disapproved, and Landlord’s review of any such revised demolition plan, and (iii) each day that Landlord is delayed due to the performance of a Selective Demolition as opposed to a complete demolition.  Notwithstanding the foregoing, if Tenant has not submitted a proposed demolition plan within thirty (30) days following the date hereof, Landlord will proceed with a complete demolition of the 29th Floor Premises and there will be deemed to have occurred thirty (30) days of Demolition Delay.

3.                                       53RD FLOOR/STORAGE SPACE EXTENSION.  The term of the Lease with respect only to the 53rd Floor Premises and the 2004 Storage Space (which is currently scheduled to expire on January 31, 2014) is hereby extended for the period commencing on February 1, 2014 (hereinafter called the “53rd Floor/Storage Space Adjustment Date”) and ending on the Extended Expiration Date, or on such earlier date upon which said term may expire or be terminated pursuant to any conditions of limitation or other provisions of the Lease or pursuant to law.   The period commencing on the 53rd Floor/Storage Space Adjustment Date and ending on the Extended Expiration Date is hereinafter called the “53rd Floor/Storage Space Extension Term”.  During the 53rd Floor/Storage Space Extension Term, the 53rd Floor Premises shall be deemed to consist of 47,597 rentable square feet and the 2004 Storage Space shall be deemed to consist of 3,909 rentable square feet.

4.                                       LEASE MODIFICATION.

(a)                                  Effective during the period commencing on the 29th Floor Premises Inclusion Date and ending on the Extended Expiration Date, the Lease shall be modified as follows:

(i)                                     The Fixed Rent payable by Tenant pursuant to Section 1.04(a) of the Lease shall be increased by the following amounts during the following periods on account of the inclusion of the 29th Floor Premises:

(x)                                   NINE HUNDRED NINE THOUSAND NINE HUNDRED TWENTY-SIX AND 00/100 ($909,926.00) DOLLARS per annum [or $75,827.17 per month], calculated on an annual basis at the rate of $46.00 per rentable square foot, during the period commencing on the 29th Floor Premises Inclusion Date and ending on the day immediately preceding the fifth (5th) anniversary of the 29th Floor Premises Inclusion Date; and

(y)                                 ONE MILLION EIGHT THOUSAND EIGHT HUNDRED THIRTY-ONE AND 00/100 ($1,008,831.00) DOLLARS per annum [or $84,069.25 per month], calculated on an annual basis at the rate of $51.00 per rentable square foot, during the period commencing on the fifth (5th) anniversary of the 29th Floor Premises Inclusion Date and ending on the Extended Expiration Date.

(ii)                                  With respect to the Additional Charges payable pursuant to Article 3 of the Lease (hereinafter called the “Basic Escalation Payments”) with respect to the Existing Premises, there shall be computed, in addition to the Basic Escalation Payments, escalation payments with respect to increases on account of Taxes and Operating Expenses attributable to the 29th Floor Premises.  Additional Charges with respect to Taxes and Operating Expenses with respect to the 29th Floor Premises shall be computed in the same manner as adjustments of rent with respect to Taxes and Operating Expenses for the purpose of the Basic Escalation Payments, except that for the purpose of such computations with respect to the 29th Floor Premises:

(x)                                   The “Base Operating Amount”, as such term is defined in Section 3.01(a) of the Lease shall mean the Operating Expenses incurred for the Operating Year commencing on January 1, 2010;

(y)                                 The “Base Tax Amount”, as such term is defined in Section 3.01(b) of the Lease, shall mean one-half of the sum of (x) the Taxes for the Tax Year commencing July 1, 2009 and (y) the Taxes for the Tax Year commencing July 1, 2010, both as finally determined; and

(z)                                   “Tenant’s Share”, as such term is defined in Section 3.01(i) of the Lease, shall mean 0.87 (0.87%) percent with respect to 29th Floor Premises.

(iii)                               Electrical service shall be supplied to the 29th Floor Premises on a submetered basis in accordance with the terms and provisions of Article 14 of the Lease, except that for purposes hereof, the words “seven (7) watts” set forth in the first (1st) and second (2nd) sentences of Section 14.08 of the Lease shall be deleted and replaced with the words “six (6) watts”, and Tenant agrees to purchase from Landlord or from a meter company designated by Landlord all electricity consumed, used or to be used in the 29th Floor Premises in accordance with said Article 14.

(b)                                 Effective during the period commencing on the 53rd Floor/Storage Space Adjustment Date (i.e., February 1, 2014) and ending on the Extended Expiration Date, the Lease shall be modified as follows:

(i)                                     The Fixed Rent payable by Tenant pursuant to Section 1.04(a) of the Lease with respect to the 53rd Floor Premises only shall be increased to the sum of TWO MILLION EIGHT HUNDRED FIFTY-FIVE THOUSAND EIGHT HUNDRED TWENTY AND 00/100 ($2,855,820.00) DOLLARS per annum [or $237,985.00 per month], calculated on an annual basis at the rate of $60.00 per rentable square foot.

(ii)                                  For the purposes of calculating the Additional Charges payable by Tenant pursuant to Article 3 of the Lease with respect to the 53rd Floor Premises, the following terms shall apply:

(x)                                   The “Base Operating Amount”, as such term is defined in Section 3.01(a) of the Lease, shall mean the Operating Expenses incurred for the Operating Year commencing on January 1, 2014; and

(y)                                 The “Base Tax Amount”, as such term is defined in Section 3.01(b) of the Lease, shall mean one-half of the sum of (x) the Taxes for the Tax Year commencing July 1, 2013 and (y) the Taxes for the Tax Year commencing July 1, 2014, both as finally determined.

(iii)                               The provisions of Paragraphs 3 and 4 of the Storage Substitution Agreement shall continue to apply to the calculation of Fixed Rent, Additional Charges and the Substituted Storage Space Electric Factor for the 2004 Storage Space, except that (x) the Fixed Rent payable for the 2004 Storage Space shall be increased to ONE HUNDRED TWENTY-FIVE THOUSAND EIGHTY-EIGHT AND 00/100 ($125,088.00) DOLLARS per annum or TEN THOUSAND FOUR HUNDRED TWENTY-FOUR AND 00/100 ($10,424.00) DOLLARS per month and (y) the “Base Tax Amount” with respect to Substituted Storage Space shall mean one-half of the sum of (x) the Taxes for the Tax Year commencing July 1, 2013 and (y) the Taxes for the Tax Year commencing July 1, 2014, both as finally determined.

5.             29TH FLOOR PREMISES RENT ABATEMENT. Notwithstanding the foregoing provisions of Paragraph 4(a)(i) above, provided that Tenant is not then in default, after notice and the expiration of any applicable cure periods, under any of the terms, provisions or conditions of the Lease (as modified hereby), the increase in the Fixed Rent payable hereunder with respect to the 29th Floor Premises only shall be abated during the one hundred eighty (180) day period (hereinafter called the “29th Floor Premises Abatement Period”) commencing on the 29th Floor Premises Inclusion Date; provided that Tenant shall pay the Additional Charges with respect to the 29th Floor Premises during the 29th Floor Premises Abatement Period, including, without limitation, the Additional Charges attributable to Tenant’s consumption of electricity in the 29th Floor Premises pursuant to Paragraph 4(a)(iii) above.  There shall be no abatement of the Fixed Rent or Additional Charges with respect to the 53rd Floor Premises or any other portion of the Existing Premises.

6.             CONDITION OF 29TH FLOOR PREMISES, 53RD FLOOR PREMISES and 2004 STORAGE SPACE.  Except as set forth in Paragraph 2 hereof (with respect only to the 29th Floor Premises), Tenant agrees to accept possession of the 29th Floor Premises, the 53rd Floor Premises and the 2004 Storage Space “as is” in the condition and state of repair in which they exist as of the date hereof and understands and agrees that Landlord is not required to perform any work, supply any materials, incur any expense or, except as set forth in Paragraph 7 hereof, provide any allowance or contribution in connection with preparing the 29th Floor Premises, the 53rd Floor Premises and/or the 2004 Storage Space for Tenant’s occupancy.  Tenant hereby acknowledges that it is already in possession of the 53rd Floor Premises and the 2004 Storage Space.

7.             TENANT’S 29TH FLOOR PREMISES WORK; 29TH FLOOR PREMISES WORK CREDIT; 53RD FLOOR PREMISES WORK CREDIT.

(a)           Tenant hereby covenants and agrees that Tenant shall, at Tenant’s sole cost and expense, and in a good and workmanlike manner, make and complete the work and installations to be performed by Tenant to prepare the 29th Floor Premises for Tenant’s occupancy in such manner so that the 29th Floor Premises will be reasonably comparable in character and quality to other Class A office space in downtown Manhattan, New York (hereinafter called “Tenant’s 29th Floor Premises Work”) and to prepare the 53rd Floor Premises for Tenant’s continued occupancy in such a manner so that the 53rd Floor Premises will be reasonably comparable in character and quality to other Class A office space in downtown Manhattan, New York (hereinafter called “Tenant’s 53rd Floor Premises Work”) in accordance with the provisions set forth in Articles 11 and 38 of the Lease (other than the provisions of Section 38.05 thereof), except that for purposes hereof, all references therein to the term “Tenant’s Work” shall be deemed to mean Tenant’s 29th Floor Premises Work and/or Tenant’s 53rd Floor Premises Work, as applicable, and the term “Premises” shall be deemed to mean the 29th Floor Premises and/or the 53rd Floor Premises, as applicable.

(b)(i)       Landlord shall allow Tenant a work allowance in the aggregate amount of up to ONE MILLION TWO HUNDRED EIGHTY-FIVE THOUSAND SEVEN HUNDRED SIXTY-FIVE AND 00/100 ($1,285,765.00) DOLLARS (hereinafter called the “29th Floor Premises Work Credit”), which 29th Floor Premises Work Credit shall be applied solely against the cost and expense of the actual construction work to be performed by Tenant in connection with Tenant’s 29th Floor Premises Work or other Alterations made by Tenant to the Premises leased to Tenant pursuant to the Lease from time-to-time; provided, however, that Tenant may apply up to an aggregate of ten (10%) percent of the amount of the 29th Floor Premises Work Credit for so-called “soft costs,” including, without limitation, design consultant’s, architect’s and engineering fees (hereinafter collectively called “Soft Costs”), incurred by Tenant in connection with the performance of Tenant’s 29th Floor Premises Work or other Alterations made by Tenant to the Premises.  In the event that the cost and expense of such actual construction work and Soft Costs shall exceed the amount of the 29th Floor Premises Work Credit, Tenant shall be entirely responsible for such excess.  If Tenant does not use all or any part of the 29th Floor Premises Work Credit for Tenant’s 29th Floor Premises Work or other Alterations made by Tenant to the Premises and Soft Costs in connection therewith, then the 29th Floor Premises Work Credit shall be reduced accordingly on the Extended Expiration Date.

(ii)           Landlord shall allow Tenant a work allowance in the aggregate amount of up to NINE HUNDRED FIFTY-ONE THOUSAND NINE HUNDRED FORTY AND 00/100 ($951,940.00) DOLLARS (hereinafter called the “53rd Floor

Premises Work Credit”), which 53rd Floor Premises Work Credit shall be applied against the cost and expense of the actual construction work to be performed by Tenant in connection with Tenant’s 53rd Floor Premises Work or other Alterations made by Tenant to the Premises leased to Tenant pursuant to the Lease from time-to-time; provided, however, that Tenant may apply up to an aggregate of ten (10%) percent of the amount of the 53rd Floor Premises Work Credit for Soft Costs incurred by Tenant in connection with the performance of Tenant’s 53rd Floor Premises Work or other Alterations made by Tenant to the Premises.  In the event that the cost and expense of such actual construction work and Soft Costs shall exceed the amount of the 53rd Floor Premises Work Credit, Tenant shall be entirely responsible for such excess.  If Tenant does not use all or any part of the 53rd Floor Premises Work Credit for Tenant’s 53rd Floor Premises Work or other Alterations made by Tenant to the Premises and Soft Costs in connection therewith, then the 53rd Floor Premises Work Credit shall be reduced accordingly on the Extended Expiration Date.

(iii)          Provided that Tenant is not in default of any of the monetary or material non-monetary terms and conditions of the Lease, the 29th Floor Premises Work Credit and the 53rd Floor Premises Work Credit, respectively, shall be payable by Landlord to Tenant in installments as Tenant’s 29th Floor Premises Work and Tenant’s 53rd Floor Premises Work or other Alterations made by Tenant to the Premises, respectively, progresses; but in no event shall such installments be payable more frequently than monthly.  Nothing contained herein shall be deemed to prohibit Tenant from commencing Tenant’s 53rd Floor Premises Work prior to the 53rd Floor/Storage

Space Adjustment Date.  Prior to the payment of any such installment of the 29th Floor Premises Work Credit or 53rd Floor Premises Work Credit, Tenant shall deliver to Landlord a written request for disbursement (each being hereinafter called a “Tenant Requisition”), which shall be accompanied by: (1) paid invoices from the contractors and subcontractors performing the portion of Tenant’s 29th Floor Premises Work or Tenant’s 53rd Floor Premises Work or other Alterations made by Tenant to the Premises (as the case may be) referenced in such Tenant Requisition, (2) a certificate signed by Tenant’s architect and an officer of Tenant certifying that the portions of Tenant’s 29th Floor Premises Work or Tenant’s 53rd Floor Premises Work or other Alterations made by Tenant to the Premises (as the case may be) represented by the aforesaid invoices and referenced in such Tenant Requisition has been satisfactorily completed in accordance with Tenant’s final plans with respect thereto, as approved by Landlord, and (3) partial lien waivers (in recordable form and form satisfactory to Landlord) from the contractors, subcontractors and all materialmen who shall have performed any such work releasing Tenant from all liability for the same.  Landlord shall be permitted to retain from each disbursement an amount equal to five (5%) percent of the amount requested to be disbursed by Tenant.  The aggregate amount of the retainages shall be paid by Landlord to Tenant upon completion of Tenant’s 29th Floor Premises Work or Tenant’s 53rd Floor Premises Work or such other Alterations made by Tenant to the Premises, as applicable, and upon receipt from Tenant of (i) a certificate signed by Tenant’s architect and an officer of Tenant certifying that Tenant’s 29th Floor Premises Work or Tenant’s 53rd Floor Premises Work or such other Alterations made by Tenant to the Premises, as applicable, has been satisfactorily completed in accordance with Tenant’s final plans with respect thereto, (ii) final “as-built” drawings as required pursuant to Section 11.08 of the Lease, as well as CAD files on diskette and by e-mail in AutoCAD.DWG format or compatible DXF format and PDF files on diskette and by e-mail in JPG or TIFF format, showing the exact nature and location of Tenant’s 29th Floor Premises Work or Tenant’s 53rd Floor Premises Work or such other Alterations made by Tenant to the Premises, as applicable, and all sign-offs, inspection certificates and any permits required to be issued by the New York City Building Department, Fire Department and by any other governmental entities having jurisdiction thereover with respect to the 29th Floor Premises and the 53rd Floor Premises or such other Alterations made by Tenant to the Premises, as applicable, and (iii) final lien waivers (in recordable form and form satisfactory to Landlord) from all contractors and subcontractors performing Tenant’s 29th Floor Premises Work or Tenant’s 53rd Floor Premises Work or other Alterations made by Tenant to the Premises, as applicable, and a general release from Tenant’s general contractor, releasing Landlord and Tenant from all liability for same.  Any files to be delivered to Landlord by e-mail as set forth in clause (ii) of the preceding sentence shall be sent to:  Tenant.Plan@brookfieldproperties.com.  Landlord and Tenant acknowledge and agree that the amount of the 53rd Floor Premises Work Credit has been calculated on the assumption that Landlord will not be required to pay any portion thereof to Tenant prior to February 1, 2014.  Nonetheless, Tenant shall be entitled to draw upon the 53rd Floor Premises Work Credit from time to time in accordance with the terms hereof at any time following the date hereof, up to the then net present value (calculated with an 7% discount factor, compounded monthly) of (x) with respect to the first such draw, the 53rd Floor Premises Work Credit and (y) with respect to subsequent draws, the “Allowance Balance” (as such term is defined below) in accordance with the terms and conditions of this Section 7(b). If Tenant elects to draw upon the 53rd Floor Premises Work Credit, Tenant shall submit such draw request to Landlord in accordance with the provisions of this Section 7(b) (the date on which such request is paid by Landlord is hereinafter called the “Draw Date”) indicating the amount requested by Tenant less the retainage that Landlord is permitted to withhold (hereinafter called the “Draw Request Amount”). As of the Draw Date, the Draw Request Amount shall be converted to its equivalent dollar amount as of February 1, 2014 by applying a future value rate of 7% per annum compounded monthly (each such converted amount being hereinafter called the “2014 Converted Draw Amount”).  Landlord shall pay the Draw Request Amount (or, if the Draw Request Amount exceeds the net present value of the Allowance Balance, the net present value of the Allowance Balance), and the 53rd Floor Premises Work Credit shall thereupon be reduced by the applicable 2014 Converted Draw Amount (following each such reduction, the remaining portion of the 53rd Floor Premises Work Credit, if any, shall be hereinafter called the “Allowance Balance”). Commencing on February 1, 2014, Tenant shall be entitled to draw up to the actual dollar amount of the Allowance Balance without first converting the Draw Request Amount to a 2014 Converted Draw Amount.

(iv)          At any and all times during the progress of Tenant’s 29th Floor Premises Work or Tenant’s 53rd Floor Premises Work, representatives of Landlord shall have the right of access to the 29th Floor Premises and the 53rd Floor Premises, as applicable, and inspection thereof and Landlord shall have the right to withhold payment of any portion of the 29th Floor Premises Work Credit or 53rd Floor Premises Work Credit representing the reasonably estimated cost of any such work not being performed in a manner reasonably satisfactory to Landlord; provided, however, that Landlord shall incur no liability, obligation or responsibility to Tenant or any third party by reason of such access and inspection.

(v)           The 29th Floor Premises Work Credit and the 53rd Floor Premises Work Credit are being given for the benefit of the Named Tenant, any successor to the Named Tenant by merger, acquisition, reorganization or sale of substantially all of the assets of the Named Tenant, and any Affiliate of the Named Tenant to which the Lease may be assigned.  No other third party shall be permitted to make any claims against Landlord or Tenant with respect to any portion of the 29th Floor Premises Work Credit or the 53rd Floor Premises Work Credit.

8.             EXTENSION OPTION.  Tenant shall have the right to extend the term of the Lease with respect to all, but not less than all, of the Premises demised by the Lease as of the Extended Expiration Date for one (1) additional term of five (5) years commencing on the day immediately following the Extended Expiration Date, subject to, and upon all of the terms and conditions set forth in Article 36 of the Lease.

9.             RIGHT OF FIRST OFFER.  The Lease is hereby amended to include Article 41 (“Right of First Offer”) annexed hereto as Exhibit C  and made a part hereof.

10.           ADDITIONAL LEASE MODIFICATIONS.

(a)           The fourth (4th) sentence of Section 7.07 of the Lease is hereby amended to read as follows: “Said options may be exercised by Landlord by notice to Tenant at any time within thirty (30) days after such notice has been received by Landlord and Landlord shall have received all other information required to be furnished to Landlord pursuant to the provisions of this Article 7, and during such thirty (30) day period Tenant shall not assign this lease or sublet such space to any person.”

(b)           Section 7.11(e) of the Lease is hereby modified to read as follows:  “Provided that Landlord shall have space comparable in size then available, or to become available, for leasing in the Building; within nine (9) months from the effective date of the proposed assignment or subletting, as the case may be, the proposed assignee or sublessee is not a person with whom Landlord is then engaged in discussions to lease or is negotiating to lease space in the Building;”

(c)           The following sentence is hereby added at the end of Section 7.11(j) of the Lease: “Landlord shall be deemed to have approved any proposed broker’s flyer to which Landlord has not reasonably objected within five (5) Business Days following Landlord’s receipt thereof, and there shall be no distribution by or on behalf of Tenant of any such proposed broker’s flyer to third parties prior to the expiration of such five (5) Business Day period.

(d)           The following words are hereby added to the end of the last sentence of Section 7.12(a) of the Lease: “, except that for purposes of this Section 7.12(a), the references to thirty (30) days in the fourth sentence of said Section 7.07 shall be deemed replaced by references to twenty (20) days.”

(e)           From and after the date hereof, but only for so long as the tenant under the Lease is the Named Tenant, the provisions of Section 11.03 of the Lease shall be of no force or effect.

(f)            The third sentence of Section 11.05 of the Lease is hereby amended to read as follows: “Alterations shall be performed by contractors and subcontractors first approved by Landlord, which approval shall not be unreasonably withheld or delayed; provided that Tenant shall use only contractors designated by Landlord for work that involves the Building’s Class E fire protection system.

(g)           From and after the 29th Floor Premises Inclusion Date, the reference in Section 37.01(a)(ii) of the Lease to 2.1% shall be deemed replaced by 2.97%.

11.           SERVICE PROVIDER.  If Landlord or any affiliate of Landlord has elected to qualify as a real estate investment trust (a “REIT”), any service required or permitted to be performed by Landlord pursuant to the Lease, the charge or cost of which may be treated as impermissible tenant service income under the laws governing a REIT, may be performed by a taxable REIT subsidiary that is affiliated with either Landlord or Landlord’s property manager, an independent contractor of Landlord or Landlord’s property manager (the “Service Provider”).  If Tenant is subject to a charge under the Lease for any such service, then, at Landlord’s direction, Tenant will pay such charge either to Landlord for further payment to the Service Provider or directly to the Service Provider, and, in either case, (i) Landlord will credit such payment against any charge for such service made by Landlord to Tenant under the Lease, and (ii) such payment to the Service Provider will not relieve Landlord from any obligation under the Lease concerning the provisions of such service.

12.                                 BROKER.  Landlord and Tenant each covenant, warrant and represent that no broker or agent except CB Richard Ellis, Inc. (hereinafter called the “Broker”) was instrumental in bringing about or consummating this Agreement and that neither had any conversations or negotiations with any broker or agent except the Broker concerning this Agreement.  Tenant agrees to indemnify and hold harmless Landlord against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, arising out of any conversations or negotiations had by Tenant with any broker or agent other than the Broker with respect to this Agreement.  Landlord agrees to indemnify and hold harmless Tenant against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, arising out of conversations or negotiations had by Landlord with any broker or agent other than the Broker with respect to this Agreement.  Landlord agrees that it shall pay to the Broker any commission or compensation to which the Broker may be entitled in connection with this Agreement pursuant to a separate agreement between Landlord and the Broker.

13.                                 RATIFICATION OF LEASE TERMS.  Except as modified by this Agreement, the Lease and all of the covenants, agreements, terms and conditions thereof shall remain in full force and effect and are hereby ratified and confirmed in all respects.

14.                                 BINDING EFFECT.  The covenants, agreements, terms, provisions and conditions contained in this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns.

15.                                 WRITTEN MODIFICATIONS.  This Agreement may not be changed, modified or terminated orally, but only by an agreement in writing signed by both Landlord and Tenant.

16.                                 GOVERNING LAW.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York (without giving regard to any conflicts of law provisions thereof).

17.                                 COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BROOKFIELD PROPERTIES OLP CO. LLC, Landlord

By:	/s/ Sara B. Queen
Name: Sara B. Queen
Title: Senior Asset Manager

ARCH INSURANCE COMPANY, a Missouri corporation, Tenant

By:	/s/ Dennis R. Brand
Dennis R. Brand
Executive Vice President & Chief Administrative Officer

ACKNOWLEDGEMENTS

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On the      day of November in the year 2009, before me, the undersigned, a Notary Public in and for said state, personally appeared                                       , personally known to me or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.

Notary Public

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NASSAU	)

On the      day of November in the year 2009, before me, the undersigned, a Notary Public in and for said state, personally appeared                                       , personally known to me or proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.

Notary Public, Peter J. Calleo, Esq.

EXHIBIT A

LANDLORD’S 29TH FLOOR WORK

1.                                       Deliver the 29th Floor Premises demolished and in broom clean condition.

2.                                       Provide temporary sprinkler coverage in accordance with applicable code requirements for demolished space.

3.                                       Install a main HVAC Trunk Duct at the core of the 29th floor with required dampers for connection by Tenant.

4.                                       Fireproof all exposed steel in accordance with applicable code requirements.

5.                                       Furnish Tenant with the ability, at Tenant’s sole cost and expense, to tie-in to the Building’s cold water supply (¾ inch piping) at the core of the Building on the 29th floor.

6.                                       Provide Tenant with one point of input to and one point of output from the Building’s Class E System on the 29th Floor of the Building; provided that Tenant shall be responsible for all costs in connection therewith, including without limitation, the cost of tying in and re-programming the system, with all such work to be performed by Landlord’s designated contractor.

7.                                       Scrape and patch the floor, columns and demising walls of the 29th Floor Premises to accommodate a standard office build out in a manner consistent with industry standards.

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EXHIBIT B

FLOOR PLAN OF 29TH FLOOR PREMISES

[To be attached]

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EXHIBIT C

RIGHT OF FIRST OFFER

ARTICLE 41

Right of First Offer

41.01.                  (a)                                  Provided and on condition that (i) following the date hereof, Landlord shall have entered into a lease with respect to the Offering Space, (ii) Tenant is not in monetary or material non-monetary default under the terms and conditions of this lease either as of the date of the giving of “Tenant’s Acceptance Notice” or the “Offering Space Inclusion Date” (as such terms are hereinafter defined), which requirement Landlord may waive in its sole and absolute discretion, (iii) the Named Tenant shall, as of the Offering Space Inclusion Date and the date on which Tenant accepts Landlord’s offer, be in actual occupancy of not less than seventy-five (75%) percent of the rentable square foot area of the Premises (provided, however, that such occupancy requirement may be waived by Landlord at any time in its sole discretion), and (iv) as of the Offering Space Inclusion Date, there shall be not less than five (5) years remaining in the term of this lease (as such term may have been extended if Tenant has exercised the extension option set forth in Paragraph 8 of the Eighth Lease Modification Agreement prior to or simultaneously with the giving of Tenant’s Acceptance Notice), then if at any time during the term of this lease, but following the initial leasing thereof by Landlord following the date hereof, the balance of the twenty-ninth (29th) floor of the Building or any portion thereof (the “Offering Space”) shall become available for leasing to anyone other than the current tenant or occupant thereof (or any affiliate, assignee or subtenant of same) (each of such entities being hereinafter called an “Existing Tenant”), then Landlord, subject to the provisions of Section 41.07 hereof, and subject to the rights of any Existing Tenant of any portion of the Offering Space to extend the term of its lease with respect thereto (regardless of whether such election is made pursuant to any provision included within such tenant’s lease), shall offer to Tenant the right to include such Offering Space within the Premises upon all the terms and conditions of this lease (other than any provision of this lease providing for a work allowance, or any landlord work, free rent period or any other tenant concession, or any terms and conditions of this lease which are clearly intended to apply to portions of the Premises other than the Offering Space), except that:

(i)                                     The Fixed Rent with respect to such Offering Space shall be at a rate equal to the fair market rent for such Offering Space, which shall be determined by Landlord as of the date of the giving of the Offer Notice (as hereinafter defined) and shall be set forth in a written notice to Tenant. For purposes of determining the fair market rent for the Offering Space, the determination shall take into account all then relevant factors;

(ii)                                  Effective as of the Offering Space Inclusion Date, for purposes of calculating Tenant’s Operating Payments and Tenant’s Tax Payments attributable to the

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Offering Space, (x) the Base Operating Year shall be the calendar year in which occurs the Offering Space Inclusion Date, (y) the Base Tax Amount shall be the Taxes, as finally determined, for the last complete Tax Year ending immediately prior to the occurrence of the Offering Space Inclusion Date, and (z) Tenant’s Share attributable to the Offering Space shall be deemed to be the fraction, expressed as a percentage, the numerator of which shall be the number of rentable square feet included within the Offering Space in question, and the denominator of which shall be the number of rentable square feet included within the Building, based on Landlord’s then-current standards of measurement.

(b)                                 Such offer pursuant to this Article 41 shall be made by Landlord to Tenant in a written notice (herein called the “Offer Notice”), which offer shall designate the space being offered and shall specify the Fixed Rent payable with respect to such Offering Space, determined in accordance with the provisions of Section 41.01(a) hereof, and the anticipated Offering Space Inclusion Date as reasonably estimated by Landlord in good faith; provided, however, that if Landlord’s Offer Notice is given more than six (6) months prior to the anticipated Offering Space Inclusion Date, then (i) Landlord’s Offer Notice shall not specify Landlord’s determination of the Fixed Rent with respect to the Offering Space which is the subject of such Offer Notice and (ii) Landlord shall give Tenant a separate notice (the “Offering Rent Notice”) specifying Landlord’s determination of the Fixed Rent for such Offering Space not sooner than six (6) months and not later than three (3) months prior to the anticipated Offering Space Inclusion Date.

41.02.                  (a)                                  Tenant may accept the offer set forth in the Offer Notice by delivering to Landlord an unconditional acceptance in writing (herein called “Tenant’s Acceptance Notice”) of such offer within ten (10) days after delivery by Landlord of the Offer Notice to Tenant. Such Offering Space covered by such Offer Notice shall be added to and included in the Premises on the later to occur of (i) the day that Tenant exercises its option as aforesaid, or (ii) the date such Offering Space shall become available for Tenant’s possession (herein called the “Offering Space Inclusion Date”). Time shall be of the essence with respect to the giving of Tenant’s Acceptance Notice.

(b)                                 If Tenant does not accept (or fails to timely accept) an offer made by Landlord pursuant to the provisions of this Article 41 with respect to any Offering Space, then Landlord shall be under no further obligation with respect to such Offering Space by reason of this Article 41, and Tenant shall have forever waived and relinquished its right to such Offering Space, and Landlord shall at any and all times thereafter be entitled to lease such Offering Space to others at such rental and upon such terms and conditions as Landlord in its sole discretion may desire whether such rental terms, provisions and conditions are the same as those offered to Tenant or more or less favorable, and Tenant shall, within five (5) days after Landlord’s request therefor, deliver an instrument in form reasonably satisfactory to Landlord confirming the aforesaid waiver, but no such instrument shall be necessary to make the provisions hereof effective.

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41.03.                  If any Offering Space shall not be available for Tenant’s occupancy on the anticipated Offering Space Inclusion Date set forth in the Offer Notice for any reason including, but not limited to, the holding over of the prior tenant, then Landlord and Tenant agree that the failure to have such Offering Space available for occupancy by Tenant shall in no way affect the validity of this lease or the inclusion of such Offering Space in the Premises or the obligations of Landlord or Tenant hereunder, nor shall the same be construed in any way to extend the term of this lease, and for the purpose of this Article 41 the Offering Space Inclusion Date shall be deferred to and shall be the date such Offering Space is available for Tenant’s occupancy unleased and free of tenants or other occupants. The provisions of this Section 41.03 are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law.

41.04.                  In the event that Tenant gives a Tenant’s Acceptance Notice in accordance with the provisions of Section 41.02(a) hereof and Tenant disputes the fair market rent of the Offering Space as determined by Landlord pursuant to Section 41.01(a)(i) hereof, then at any time on or before the date occurring thirty (30) days after Tenant has received the Offer Notice, Tenant may initiate the arbitration process provided for in Section 36.02 hereof, and such provisions shall apply to the determination of the fair market rent for the Offering Space, except to the extent that such provisions are clearly inapplicable (e.g., the caveat contained in the last two (2) lines of Section 36.02(a)). If Tenant fails to initiate the arbitration process within such thirty (30) day period, time being of the essence, then Landlord’s determination of the fair market rent set forth in the Offer Notice shall be conclusive and binding on Tenant. In the event Tenant initiates the aforesaid arbitration process and, as of the Offering Space Inclusion Date, the amount of the fair market rent for the Offering Space has not been determined, Tenant shall pay the amount determined by Landlord to be the fair market rent for the Offering Space and when the determination has actually been made, an appropriate retroactive adjustment shall be made as of the Offering Space Inclusion Date, if necessary. In the event that such determination shall result in an overpayment by Tenant of any Fixed Rent, such overpayment shall be paid by Landlord to Tenant promptly after such determination (and if such determination shall result in an underpayment by Tenant of any Fixed Rent, Tenant shall pay any such amounts to Landlord promptly following such determination).

41.05.                  Tenant agrees to accept any Offering Space in its condition and state of repair existing as of the Offering Space Inclusion Date and understands and agrees that Landlord shall not be required to perform any work, supply any materials or incur any expense to prepare such space for Tenant’s occupancy. Tenant shall prepare any Offering Space included in the Premises for Tenant’s occupancy, at Tenant’s sole cost and expense, and in accordance with all of the terms and conditions of this lease including the provisions of Article 11 hereof, except that Tenant shall receive no work allowance with respect to any Offering Space.

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41.06.                  The termination of this lease during the term of this lease shall also terminate and render void all of Tenant’s options or elections under this Article 41 whether or not the same shall have been exercised; and nothing contained in this Article 41 shall prevent Landlord from exercising any right or action granted to or reserved by Landlord in this lease to terminate this lease. None of Tenant’s options or elections set forth in this Article 41 may be severed from this lease or separately sold, assigned or transferred.

41.07.                  Notwithstanding any language to the contrary contained in this Article 41, Tenant hereby acknowledges and agrees that its right to lease any Offering Space pursuant to the terms and provisions of this Article 41 shall be subject and subordinate to (i) any rights granted by Landlord with respect to all or any portion of the Offering Space as of the date hereof to any other tenant of the Building by way of option, right of first offer, right of first refusal or otherwise and (ii) any Existing Tenant’s election to extend the term of its lease (without regard to whether such tenant has any rights with respect to the Offering Space contained in its lease). To the best of Landlord’s knowledge, no rights of the nature described in clause (i) of the immediately preceding sentence are in force or effect as of the date hereof.

41.08.                  Notwithstanding any language to the contrary contained in this lease, Landlord and Tenant agree that the rights contained in this Article 41 are for the sole benefit of the Named Tenant and Landlord shall not be obligated to make any offer described in this Article 41 to any person or entity other than the Named Tenant, nor shall any person or entity other than the Named Tenant (or Landlord or Landlord’s designee if Landlord or its designee shall receive an assignment of this lease pursuant to the provisions of Section 7.07 hereof) be entitled to exercise any right granted by this Article 41.

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